Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Second Quarter and Six Months
(In millions except per share amounts)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

Revenues	$ 2,525.1	$ 2,266.4	$ 4,723.8	$ 4,283.4

Cost of goods sold	1,907.6	1,730.0	3,597.1	3,260.0

Selling & administrative expenses	398.0	353.9	741.8	679.8

Restructuring charges	-	7.0	-	17.2

Operating income	219.5	175.5	384.9	326.4

Interest expense	(44.0)	(59.1)	(94.1)	(118.3)

Other income/(expense)	2.6	(10.9)	(4.0)	(20.8)

Earnings before taxes	178.1	105.5	286.8	187.3

Provision for taxes	25.0	14.4	40.2	25.7

Earnings from continuing operations	153.1	91.1	246.6	161.6

Discontinued operations, net of tax	(13.8)	16.3	45.9	26.7

Earnings before cumulative effect
of change in accounting principle	139.3	107.4	292.5	188.3

Cumulative effect of change in
accounting principle, net of tax	-	-	-	(634.5)

Net earnings/(loss)	$ 139.3	$ 107.4	$ 292.5	$ (446.2)

Basic earnings per share
- Continuing operations	$ 0.90	$ 0.54	$ 1.46	$ 0.96
- Discontinued operations	(0.08)	0.10	0.27	0.16
- Change in accounting principle	-	-	-	(3.76)

	$ 0.82	$ 0.64	$ 1.73	$ (2.64)

Diluted earnings per share
- Continuing operations	$ 0.89	$ 0.53	$ 1.45	$ 0.95
- Discontinued operations	(0.08)	0.10	0.27	0.15
- Change in accounting principle	-	-	-	(3.72)

	$ 0.81	$ 0.63	$ 1.72	$ (2.62)

Average number of common
shares outstanding:
Basic	169.5	169.0	169.4	168.7

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION